Exhibit 99.1

PRESS RELEASE

For more information contact:                                                                            FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS THIRD QUARTER 2005 EARNINGS

BAR HARBOR, Maine (October 28, 2005) – Bar Harbor Bankshares (AMEX: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $1.8 million for the quarter ended September 30, 2005 or fully diluted earnings per share of $0.58, compared with $1.9 million or fully diluted earnings per share of $0.61 for the third quarter of 2004, representing declines of 6% and 5%, respectively. The decline in third quarter 2005 earnings compared with the same quarter in 2004 was principally attributed to declines in income on interest rate swap agreements and net gains on the sale of investment securities.

For the nine-months ended September 30, 2005, net income amounted to $4.7 million or fully diluted earnings per share of $1.49, compared with $4.2 million or fully diluted earnings per share of $1.30 during the same period in 2004, representing increases of 13% and 15%, respectively.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "As we enter the last three months of 2005 we are pleased with the continued strengthening of the Company’s performance, the year-to-date highlights of which include a double-digit earnings increase, exceptionally strong loan growth, a sustained trend of solid credit quality, a meaningful increase in net interest income, and continued containment of our operating expenses." Mr. Murphy added, "We recently announced the future opening of our twelfth Bank branch office, which will be located in the community of Somesville, Maine, subject to regulatory approval. We believe the Somesville branch will further strengthen our dominant presence on Mount Desert Island and provide greater opportunities for growing core deposits and originating loans."

Financial Condition

Total assets surpassed $700 million during the quarter ended September 30, 2005, increasing $36 million and $48 million, or 5% and 7% compared with December 31 and September 30, 2004, respectively.

Total loans ended the third quarter at $494 million, representing an increase of $45 million or 10% compared with December 31, 2004, and an increase of $64 million or 15% compared with the same date last year. Business lending activity continued to drive the overall growth in the Bank’s loan portfolio, representing two-thirds of the increase when comparing September 30, 2005 with the same date in 2004.

The Bank’s non-performing loans remained at low levels during the third quarter, representing $652 thousand or 0.13% of total loans at September 30, 2005. The Bank's loan loss experience showed an improvement during the first nine months of 2005, with net charge-offs amounting to only $154 thousand, compared with $645 thousand during the same period in 2004. During the nine months ended September 30, 2005, the Bank recorded a provision for loan losses of $50 thousand, compared with $150 thousand during the same period in 2004, reflecting a sustained trend of strong credit quality and the resolution of certain legal proceedings between borrowers engaged in the Maine wild blueberry processing industry and their growers.

Investment securities totaled $160 million at September 30, 2005, representing declines of $17 million or 9% compared with December 31, and September 30, 2004. Over the past twelve months, a portion of the cash flows from the securities portfolio were redeployed to help support the funding of strong loan growth, which typically generates a higher yielding earning asset base. The Bank has also exercised restraint with respect to adding securities to the balance sheet during a period of still historically low market yields, a flattening U.S. Treasury yield curve, and management’s expectation of higher yields in the near future.

Total deposits ended the third quarter of 2005 at $437 million, representing an increase of $38 million or 10% compared with December 31, 2004, and an increase of $39 million or 10% compared with the same date last year. Deposit growth was principally attributed to certificates of deposit obtained from the national market. During 2005, the Bank modified its funding and liquidity strategies, providing more balance between borrowed and brokered funds.

The rate of core deposit growth lagged historical norms during the quarter. Management attributes this, in part, to a smaller inflow of seasonal deposits compared with historical norms, and believes this is consistent with a reportedly slow tourist season in the market areas served by the Bank. Management also believes that competition from banks and non-banks has intensified, as savers and investors seek higher returns in an atmosphere of rising short-term interest rates, and that financial institutions in particular have been aggressively pricing their deposits in order to fund earning asset growth.

At September 30, 2005, total borrowings amounted to $204 million, representing a decline of $3 million or 1% compared with December 31, 2004 and an increase of $7 million or 3% compared with the same date last year.

The Company continued to exceed regulatory requirements for well-capitalized institutions, ending the current quarter with a Tier I Capital Ratio of 7.76%.

Results of Operations

For the three and nine months ended September 30, 2005, net interest income amounted to $5.5 million and $16.1 million compared with $5.3 million and $15.0 million during the same periods in 2004, representing increases of $175 thousand and $1.2 million or 3% and 8%, respectively. The increases in net interest income were principally attributed to average earning asset growth of $26.2 million and $37.9 million compared with the same periods in 2004, respectively, and were aided by a relatively stable net interest margin.

Total non-interest income amounted to $2.0 million and $5.0 million for the three and nine months ended September 30, 2005, representing declines of $531 thousand and $127 thousand, or 21% and 2% compared with the same periods in 2004, respectively. During the three and nine months ended September 30, 2004, the Bank recorded mark-to-market adjustments of $428 and $29 thousand, respectively, representing unrealized gains on interest rate swap agreements. During the third quarter of 2004, these interest rate swap agreements were designated as cash flow hedges and, prospectively from the time of this designation, changes in their fair value are recorded in accumulated other comprehensive income, thus eliminating the impact on the Company’s current earnings. Also contributing to the changes in non-interest income were net gains on the sale of securities, which during the three and nine months ended September 30, 2005 amounted to $38 thousand and $580 thousand, representing a decline of $201 thousand and an increase of $148 thousand compared with the same periods in 2004, respectively.

Total non-interest expenses amounted to $4.8 million and $14.5 million for the three and nine months ended September 30, 2005, representing a decline of $205 thousand or 4% and an increase of $226 thousand or 2%, compared with the same periods in 2004, respectively. Marketing related expenses declined $177 thousand and $288 thousand during the three and nine months ended September 30, 2005 compared with the same periods last year, reflecting certain non-recurring costs associated with the Company’s market research and re-branding initiatives undertaken during 2004. Salaries and employee benefit expenses increased $598 thousand or 9% during the nine months ended September 30, 2005 compared with the same period last year, principally attributed to overall increases in the level of employee compensation including incentive compensation, as well as the impact and timing of certain staffing changes.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with eleven branch office locations serving Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

 Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2005	9/30/2004	2005	2004

Total assets	$ 702,708	$ 654,699	$ 694,579	$ 670,209
Total investment securities	159,687	176,197	155,554	197,640
Total loans	493,854	429,557	491,171	422,640
Allowance for loan losses	4,725	4,783	4,730	4,923
Total deposits	436,605	397,175	426,397	390,929
Borrowings	204,054	197,546	205,918	218,110
Shareholders' equity[1]	56,397	54,663	56,105	53,716

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2005	9/30/2004	9/30/2005	9/30/2004

Interest and dividend income	$ 9,486	$ 8,255	$ 26,972	$ 23,442
Interest expense	3,999	2,943	10,824	8,491
Net interest income	5,487	5,312	16,148	14,951
Provision for loan losses	25	30	50	150
Net interest income after
provision for loan losses	5,462	5,282	16,098	14,801

Non-interest income	1,967	2,498	5,023	5,150
Non-interest expense	4,827	5,032	14,475	14,249

Pre-tax income	2,602	2,748	6,646	5,702
Income tax	780	805	1,911	1,520

Net income	$ 1,822	$ 1,943	$ 4,735	$ 4,182

Earnings per share:
Basic	$ 0.59	$ 0.63	$ 1.54	$ 1.35
Diluted	$ 0.58	$ 0.61	$ 1.49	$ 1.30

Dividends per share	$ 0.21	$ 0.20	$ 0.63	$ 0.60

Return on average equity[1]	12.88%	14.39%	11.27%	9.52%
Return on average assets	1.04%	1.15%	0.93%	0.87%

As of September 30:	2005	2004
Tier 1 leverage capital ratio	7.76%	7.63%
Book value per share	$ 18.37	$ 17.68
Tangible book value per share	$ 17.34	$ 16.66
Shares outstanding	3,068,848	3,091,143

1Prior period Return on Average Equity percentages have been increased due to revised average equity balances in those respective periods.

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